UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Corvus Gold Inc.

(Exact name of Registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	98-0668473 (I.R.S. Employer Identification No.)

1750-700 West Pender Street Vancouver, British Columbia, Canada V6C 1G8 (Address of Principal Executive Offices)

AMENDED 2010 INCENTIVE STOCK OPTION PLAN (adopted on August 12, 2010 and amended on October 29, 2013) (Full title of the plans)

Jeffrey Pontius

Chief Executive Officer

1750-700 West Pender Street

Vancouver, British Columbia, Canada V6C 1G8

(604) 638-3246

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Kenneth G. Sam

Jason K. Brenkert

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated fi ler,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]	Accelerated filer [_]

Non-accelerated filer [X]	Smaller reporting company [X] Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares issuable pursuant to Options outstanding under the Amended 2010 Incentive Stock Option Plan (“2010 Option Plan”)	7,516,292	(1)	$1.17	(2)(3)	$8,794,061.64	(3)	$1,065.84
Common Shares issuable pursuant to Options available for issuance under the 2010 Option Plan	769,785	(4)	$1.56	(5)	$1,200,864.60	(5)	$145.54
Total	8,286,077		N/A		$9,994,926.24		$1,211.38

(1)	Common Shares, without par value, available for issuance by the Corporation pursuant to Options granted and outstanding under the 2010 Option Plan as of April 1, 2019.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”)

(3)	Calculated in accordance with Rule 457(h)(1) under the Securities Act based on the weighted average exercise price of unregistered Options granted and outstanding under the 2010 Option Plan as of April 1, 2019 of Cdn$1.56 converted into United States dollars based on the average exchange rate as report by the Bank of Canada on April 1, 2019 of Cdn$1.00 = US$0.7498.

(4)	Common Shares, without par value, available for issuance by the Corporation pursuant to Options eligible for issuance under the 2010 Option Plan.

(5)	The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices ($1.60 and $1.51, respectively) for the Corporation’s Common Shares on April 1, 2019 as quoted on the OTCQX.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 by Corvus Gold Inc. (the “Registrant”), in order to register 8,286,077 additional common shares (“Common Shares”) which have been reserved for issuance pursuant to option awards (collectively, “Options”) under the Corvus Gold Inc. Amended 2010 Stock Option Plan (the “Plan”). Under the terms of the Plan, the Registrant is authorized to grant Options exercisable for that number of Common Shares which represents 10% of the Registrant’s issued and outstanding Common Shares from time to time. An aggregate of 7,556,502 Common Shares reserved for issuance under the Plan were previously registered with the United States Securities and Exchange Commission (the “Commission”) on a Registration Statement on Form S-8 filed with the Commission on September 11, 2014 (File No. 333-198689) (the “Prior Registration Statement”). The Registrant incorporates by reference herein the contents of the Prior Registration Statement.

If an Option issued under the Plan expires without the recipient having exercised all of the Common Shares to which such recipient was entitled, the Common Shares underlying the unexercised Option shall be released from their allocation and reservation and shall be again available for the purposes of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the United States Securities and Exchange Commission (the “SEC”) are incorporated in this registration statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2018, filed with the Commission on August 28, 2018;

(b)	the Registrant’s Proxy Statement on Schedule 14A, dated August 20, 2018, in connection with the Company’s October 11, 2018 annual general meeting of shareholders, to the extent such information is specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended May 31, 2018, as filed with the Commission on August 31, 2018;

(c)	all other reports of the Registrant filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report incorporated by reference herein pursuant to (a) above; and

(d)	the description of the Registrant’s common stock contained in its registration statement on Form 8-A filed with the Commission on May 29, 2015, including any amendment or report filed for purposes of updating such description.

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In addition, all reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement on Form S-8 and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Current Report on Form 8-K furnished by us during such period or portions thereof that are identified in such Current Report on Form 8-K as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement on Form S-8 from the date of filing of each such document.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The corporate laws of British Columbia allow us, and our corporate articles require us (subject to the provisions of the BCBCA noted below), to indemnify our Directors, former Directors, alternate Directors and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each Director and alternate Director is deemed to have contracted with the Company on the terms of the indemnity contained in our articles.

For the purposes of such an indemnification:

“eligible party”, in relation to the Company, means an individual who

(1)	is or was a Director or officer of the Company,

(2)	is or was a director or officer of another corporation

(i) at a time when the corporation is or was an affiliate of the Company, or

(ii) at the request of the Company, or

(3)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

(1)	is or may be joined as a party, or
(2)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

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“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of the Company’s articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

(1)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
(2)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
(3)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;
(4)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:

(1)	indemnify the eligible party under section 160 (a) in respect of the proceeding; or
(2)	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the articles of the Company, on the application of the Company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(1)	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
(2)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
(3)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;
(4)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;
(5)	make any other order the court considers appropriate.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index to this registration statement.

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Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the United States Securities Act on 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, City of Denver, State of Colorado, on this 3rd day of April, 2019.

CORVUS GOLD INC.

By:	/s/ Jeffery Pontius
Jeffery Pontius Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffery Pontius and Peggy Wu as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey A. Pontius	Chief Executive Officer	April 3, 2019
Jeffrey A. Pontius	(Principal Executive Officer and Authorized U.S. Representative)

/s/ Peggy Wu	Chief Financial Officer	April 3, 2019
Peggy Wu	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ronald Largent	Chairman of the Board	April 3, 2019
Ronald Largent

/s/ Rowland Perkins	Director	April 3, 2019
Rowland Perkins

/s/ Steve K. Aaker	Director	April 3, 2019
Steve K. Aaker

/s/ Anton J. Drescher	Director	April 3, 2019
Anton J. Drescher

/s/ Ed Yarrow	Director	April 3, 2019
Ed Yarrow

EXHIBIT INDEX

Exhibit	Description
2.1	Arrangement Agreement and Plan of Arrangement with International Tower Hill Mines Ltd., incorporated by reference to Exhibit 2.1 to the Company’s DRS filing as filed with the Commission on May 12, 2014
3.1	Notice of Articles, dated April 13, 2010, incorporated by reference to Exhibit 3.1 to the Company’s DRS filing as filed with the Commission on May 12, 2014
3.2	Articles, dated April 12, 2010, incorporated by reference to Exhibit 3.2 to the Company’s DRS filing as filed with the Commission on May 12, 2014
4.1	Amended 2010 Option Plan, incorporated by reference to Exhibit 4.1 to the Company’s Form S-8 as filed with the Commission on September 11, 2014
4.2	Amended 2010 Option Plan Agreement, incorporated by reference to Exhibit 4.2 to the Company’s Form S-8 as filed with the Commission on September 11, 2014
5.1	Opinion of Cassels, Brock & Blackwell LLP
23.1	Consent of Crowe Mackay LLP
23.2	Consent of Cassels, Brock & Blackwell LLP (Contained in Exhibit 5.1 hereto)
23.3	Consent of Scott E. Wilson, CPG, SME-RM
23.4	Consent of Michael Cole, SME-RM
23.5	Consent of Christopher L. Easton, MMSA-QP
23.6	Consent of Richard Delong, MMSA-QP
23.7	Consent of Jeffrey A. Pontius, CPG
23.8	Consent of Carl E. Brechtel, SME-RM
24.1	Power of Attorney (contained on the signature page of this registration statement)